SCHEDULE 14A
                                  (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )

     Filed by the registrant / /

     Filed by a party other than the registrant /x/

     Check the appropriate box:

     / / Preliminary proxy statement         / / Confidential,
                                                 For Use of the
                                                 Commission Only
                                                 (as permitted by
                                                 Rule 14a-6(e)(2))

     / / Definitive proxy statement

     / / Definitive additional materials

     /x/ Soliciting material under Rule 14a-12

                        INSPIRE INSURANCE SOLUTIONS, INC.
                 (Name of Registrant as Specified in Its Charter)

                         Buena Venture Associates, L.P.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

     /x/ No fee required.

     /  / Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and  0-
11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     / / Fee paid previously with preliminary materials:

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

          Buena Venture Associates Files Litigation, Plans Proxy Fight Over INSpire Insurance Solutions' `Illegal, Unenforceable' Bylaw


Fort Worth, April 18, 2000 -- Buena Venture Associates, L.P., a private venture capital partnership located in Fort Worth, Texas, and managed by persons and entities associated with Sid Bass, said today it has filed a lawsuit against INSpire Insurance Solutions, Inc. (NASDAQ: NSPR) to overturn an "illegal and unenforceable" bylaw that restricts shareholders' input at the company's 2000 annual meeting.

     In a letter to the company, Buena Venture also said that, absent a satisfactory response from the company, it would take preparatory steps necessary to conduct a proxy contest for the two director seats up for election this year, including the seat held by George Dunham, the company's CEO.

     Buena Venture says it is taking the action because it has received no response from the company to its "retroactive" bylaw change, passed on March 23, 2000, that requires any shareholder desiring to make nominations or introduce any other business at the annual meeting to notify the Company 90 days before the anniversary of the previous annual meeting. This means shareholders must have notified the Company before February 11, 2000.

                                      *****
     The following persons and entities may be deemed to be participants in any potential solicitation of proxies relating hereto. These persons and entities beneficially own the number of shares of common stock of INSpire Insurance Solutions, Inc. set forth immediately following each participant's name. Buena Venture Associates, L.P. (2,135,000), Buena Holdings Associates, L.P. (2,135,000, in its capacity as the sole general partner of Buena Venture Associates, L.P.), Buena Holdings Genpar, Inc. (2,135,000, in its capacity as the general partner of Buena Holdings Associates, L.P.), The Sid R. Bass Management Trust (2,135,000, in its capacity as the sole shareholder of Buena Holdings Genpar, Inc.), Sid R. Bass (2,315,000, in his capacity as a Trustee of The Sid R. Bass Management Trust) John Pergande, an associate of Mr. Bass (none) and Greg B. Kent (none).

     THE ABOVE-NAMED PARTICIPANTS HAVE NOT DETERMINED TO CONDUCT A PROXY CONTEST WITH RESPECT TO INSPIRE INSURANCE SOLUTIONS, INC. IF, HOWEVER, THEY DETERMINE TO DO SO, THEY WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A PROXY STATEMENT. IN THAT EVENT, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY, AS IT WILL CONTAIN IMPORTANT INFORMATION. ONCE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, SHAREHOLDERS MAY OBTAIN A COPY OF THE PROXY STATEMENT AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.


                          A copy of the letter follows.




                         Buena Venture Associates, L.P.
                           201 Main Street, Suite 3200
                              Fort Worth, TX  76102


                                 April 18, 2000


Mr. George Dunham
Chief Executive Officer
INSpire Insurance Solutions, Inc.
300 Burnett Street
Fort Worth, TX  76102

Dear Mr. Dunham:

      Last month you and the rest of INSpire's Board of Directors adopted an illegal and unenforceable bylaw in an attempt to muzzle shareholders at this year's upcoming annual meeting. We have already expressed to you, both privately and publicly, our shock and dismay.

     Frankly, we had hoped to hear from you by now with some positive news. But we have heard nothing. We have consequently filed earlier today a lawsuit requesting that the Texas courts formally declare that your bylaw is illegal and void as applied to this year's meeting.

     We have also regretfully commenced taking the preparatory steps necessary to conduct a proxy contest with respect to the two director seats open for election this year - one of which is yours. We have engaged D.F. King to assist us, and we have asked our attorneys to start preparing draft preliminary proxy materials for filing with the Securities and Exchange Commission.

     We do not believe, however, that a proxy contest and yet more litigation are necessarily in the best interests of the Company and its shareholders right now. Neither, presumably, do you.

     This time we expect an answer.

                                   Very truly yours,

                                   BUENA VENTURE ASSOCIATES, L.P.

                                   By:  Buena Holdings Associates,
                                         L.P., general partner

                                        By:  Buena Holdings Genpar,
                                              Inc., general partner

                                        By:  /s/ John Pergande
                                             John Pergande,
                                              Vice President